As filed with the Securities and Exchange Commission on June 6, 2018

Registration No. 333-199228

Registration No. 333-200355

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-199228

FORM S-8 REGISTRATION STATEMENT NO. 333-200355

UNDER

THE SECURITIES ACT OF 1933

BISON MERGER SUB I, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-36670	34-1831554
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Covia Holdings Corporation

8834 Mayfield Road

Chesterland, Ohio

(800) 255-7263

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

FMSA Holdings Inc. Non-Qualified Stock Option Plan

FMSA Holdings Inc. Long Term Incentive Compensation Plan

FMSA Holdings Inc. Stock Option Plan

FMSA Holdings Inc. 2014 Long Term Incentive Plan

Fairmount Santrol Retirement Savings Plan

(Full Title of Plans)

Kurt Decat

President and Secretary

Bison Merger Sub I, LLC

8834 Mayfield Road

Chesterland, Ohio

(800) 255-7263

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Bison Merger Sub I, LLC, a Delaware limited liability company (as successor to Fairmount Santrol Holdings Inc., the “Company”), on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-199228, originally filed with the Securities and Exchange Commission (the “SEC”) on October 9, 2014, which registered the offer and sale of 102,000 shares of the Company’s common stock, $0.01 par value per share, issuable pursuant to the FMSA Holdings Inc. Non-Qualified Stock Option Plan; 6,799,456 shares of the Company’s common stock, $0.01 par value per share, issuable pursuant to the FMSA Holdings Inc. Long Term Incentive Compensation Plan; 10,747,060 shares of the Company’s common stock, $0.01 par value per share, issuable pursuant to the FMSA Holdings Inc. Stock Option Plan; 17,000,000 shares of the Company’s common stock, $0.01 par value per share, issuable pursuant to the FMSA Holdings Inc. 2014 Long Term Incentive Plan; and

•	Registration Statement No. 333-200355, originally filed with the SEC on November 18, 2014, which registered the offer and sale of 8,000,000 shares of the Company’s common stock, $0.01 par value per share, issuable pursuant to the Fairmount Santrol Retirement Savings Plan.

The Company is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by the Company pursuant to the above-referenced Registration Statements.

On June 1, 2018, Fairmount Santrol Holdings Inc., a Delaware corporation (“Fairmount Santrol”) became a wholly-owned subsidiary of Covia Holdings Corporation, a Delaware corporation (formerly known as Unimin Corporation and referred to herein as “Covia”), as a result of the merger of Bison Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Covia (“Merger Sub”), with and into Fairmount Santrol, with Fairmount Santrol continuing as the surviving corporation (the “Merger”), followed immediately by the merger of Fairmount Santrol with and into the Company, with the Company continuing as the surviving entity and a direct wholly owned subsidiary of Covia (the “Second Merger”).

The Merger and the Second Merger were effected pursuant to the Agreement and Plan of Merger, dated as of December 11, 2017 (the “Merger Agreement”), by and among the Covia, Fairmount Santrol, SCR-Sibelco NV, a privately owned Belgian company, Merger Sub and the Company.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all such securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterland, State of Ohio, on June 6, 2018. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

BISON MERGER SUB I, LLC

By:	/s/ Kurt Decat
Name:	Kurt Decat
Title:	President and Secretary